Exhibit 5.1

January 28, 2010

Evergreen Energy Inc.

1225 17th Street, Suite 1300

Denver, Colorado

Re:                             Evergreen Energy Inc.

Registration Statement on Form S-3 File 333-162720

Ladies and Gentlemen:

We have acted as counsel to Evergreen Energy Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) of 5,733,333 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), warrants to purchase up to an aggregate of 2,866,667 shares of Common Stock (the “Warrants”), and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and together with the Shares and Warrants, the “Securities”), in each case pursuant to the Registration Statement on Form S-3 (File No. 333-162720) filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 29, 2009, as amended by Amendment No. 1 thereto filed on December 31, 2009 (the “Registration Statement”), including the prospectus included therein (the “Base Prospectus”), as supplemented by the Prospectus Supplements dated January 26, 2010 and January 28, 2010 for the offer and sale of the Securities filed or to be filed with the Company with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”).

As contemplated by the letter agreement dated January 26, 2010 between the Company and Rodman & Renshaw, the Shares and Warrants are to be sold to the purchasers named in Securities Purchase Agreements dated January 28, 2010 between the Company and each purchaser (the “Purchase Agreements”).  The terms and conditions of the purchase of the Warrants will be set forth in a warrant agreement between the Company and each of the purchasers dated January 29, 2010 (the “Warrant Agreements”).

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents submitted to us as copies conform to the originals of those documents; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) a Purchase Agreements will be duly authorized and validly executed and delivered by all parties; (vi) any Warrant Agreement will be duly authorized, executed, and delivered by all parties thereto; and (vii) any applicable certificates representing the Securities will be duly authorized, executed, and

Moye White LLP	Attorneys at Law 16 Market Square, 6th Floor 1400 16th StreetDenver CO 80202-1486 tel 303 292 2900 fax 303 292 4510 www.moyewhite.com delivered.

We have examined the Registration Statement and Prospectus Supplements, including the exhibits thereto, the Certificate of Incorporation and Bylaws of the Company, the Officers’ Certificate, and such other documents, corporate records, and instruments, and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. Based upon such examination and subject to the further provisions hereof, we are of the following opinion:

1.             The Shares will be validly issued, fully paid and nonassessable, provided that the Shares are sold in accordance with the terms and conditions of the Purchase Agreements.

2.             The Warrants will constitute valid and legally binding obligations of the Company, provided that such Warrants have been sold in accordance with the terms and conditions of the Purchase Agreements and the Warrant Agreements have been duly executed and countersigned by the Company.

3.             The Warrant Shares, when issued and paid for upon the exercise of the Warrants, and in accordance with the provisions thereof, will be validly issued, fully paid and nonassessable.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or Securities may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium, or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

This opinion is to be used only in connection with the offer and sale of Shares and Warrants while the Registration Statement is in effect.

We consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K dated January 29, 2010, which is incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Supplement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

We do not express an opinion on any matters other than those expressly set forth in this letter. The opinions expressed herein are rendered as of the date hereof. This opinion is based upon currently existing Delaware and New York statutes, rules, regulations and judicial decisions, and we disclaim any obligation to update this opinion or otherwise advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.

Very truly yours,

/s/ Moye White LLP

Moye White LLP